Exhibit 99(d)(30) (Item 27(d)(30)) Form of Endorsement Applicable to the Guaranteed Minimum Income Benefit (“GMIB”) Rider No-Lapse Guarantee Provision

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

ENDORSEMENT APPLICABLE TO THE GUARANTEED MINIMUM INCOME BENEFIT (“GMIB”) RIDER NO LAPSE GUARANTEE PROVISION

The term “Contract” as used in this Endorsement applies to either a Contract or Certificate. This Endorsement is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company and “you” and “your” mean the Owner.

The same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below.

This Endorsement is effective upon your receipt of it.

As described in your GMIB Rider, your Contract contained a GMIB No Lapse Guarantee (“NLG”) provision applicable on or before the last opportunity for the Contract Owner to exercise the GMIB, while this Contract is in force and there have been no withdrawals from your Contract other than as described under Conditions of the GMIB No Lapse Guarantee. As described in your Rider, the NLG only applied if there were no withdrawals from your Contract other than:

(i)	Withdrawals due to “Administrative and Other Charges Deducted from Annuity Account Value” as described in Section 8.02 of your Contract,[ and]
(ii)	Withdrawals during a Contract Year that, in aggregate, did not exceed the GMIB Benefit Base at the beginning of the Contract Year multiplied by your Annual Roll Up Rate[, and
(iii)	Withdrawals made under any automatic withdrawal service we offered to meet lifetime Required Minimum Distribution (“RMD”) rules under the Code].

The Conditions of the GMIB No Lapse Guarantee are hereby modified as follows:

The first sentence is deleted and replaced with the following:

“Prior to the effective date of your Endorsement Applicable To The Guaranteed Minimum Income Benefit (“GMIB”) Rider No Lapse Guarantee Provision, the No Lapse Guarantee described above only applied if there were no withdrawals from your Contract other than:”

The second to last sentence of the last paragraph (stating “Any withdrawal in excess of the above will cause the GMIB No Lapse Guarantee to terminate irrevocably.”) is deleted and replaced with the following:

“As of the effective date of your Endorsement Applicable To The Guaranteed Minimum Income Benefit (“GMIB”) Rider No Lapse Guarantee Provision, any Withdrawal in excess of those described in the preceding paragraph, will not cause your GMIB NLG to terminate. If a Withdrawal in excess of those described in the preceding paragraph had previously caused your GMIB NLG to terminate, your GMIB NLG will be reinstated.”

2023ACC-NLG

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[/s/ Mark Pearson	[/s/ José Ramón González
Mark Pearson,	José Ramón González,
Chief Executive Officer]	Chief Legal Officer and Secretary]
2023ACC-NLG